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                                 Urosurge Inc.
                              2660 Crosspark Road
                             Coralville, Iowa 52241
                                 (319) 626-8311

                                  June 4, 1998


VIA EDGAR

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549
ATTN: M. Kathleen Haller
      Mail Stop 4-7

      RE: UROSURGE, INC. REGISTRATION STATEMENT ON FORM 8-A (FILE NO. 000-24013)

Dear Ms. Haller:

     On behalf of Urosurge, Inc., a Delaware corporation (the "Company"), we hereby withdraw the Company's Registration Statement on Form 8-A (File No. 000-24013) filed with the Securities and Exchange Commission on April 9, 1998 in order to prevent the Form 8-A from taking effect prior to the effectiveness of the Company's Registration Statement on Form S-1.

     Should you have any questions or comments, please contact me at (319) 626-8311.

                              Very truly yours,


                              /s/ RANDAL L. OWENS
                              ----------------------------
                              Randal L. Owens
                              Vice President of Finance
                              and Chief Financial Officer